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                                                                    EXHIBIT 10.4

                     SEVERANCE AND NONCOMPETITION AGREEMENT

      THIS SEVERANCE AND NONCOMPETTION AGREEMENT is entered into and effective as of July 27, 2005, among, ADVANCED LIGHTING TECHNOLOGIES, INC., an Ohio corporation ("ADLT"), and WAYNE J. VESPOLI ("EMPLOYEE");

                                   WITNESSETH:

      WHEREAS, ADLT and Employee desire to reach agreement on compensation, if any, which will be due Employee at the time of Employee's termination of service ADLT or any of its affiliates; and

      WHEREAS, ADLT requires, as a condition of such agreement and Employee's continued employment by ADLT, an agreement with respect to certain competitive activities following Employee's termination of service,

            NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1.    SEVERANCE PAYMENTS.

      Subject to the provisions of this Agreement, upon Employee's Termination, other than a Termination for "cause" or a Termination resulting from Employee's resignation without "good reason," each as defined below, Employee shall be entitled to receive severance payments equal to Employee's then-current base salary for the one-year period commencing on the effective date of such Termination, payable in the same amounts and at the same intervals as such base salary would have otherwise been paid if such Termination had not occurred.

2.    OTHER BENEFITS.

      During the term of any severance payments pursuant to Section 1 of this Agreement, Employee shall be entitled to such medical and hospitalization benefits, as are provided executive officers of ADLT and its subsidiaries and at the same cost, if any, charged to such executive officers.

3.    CERTAIN DEFINITIONS.

      (a) For purposes hereof, the term "Termination" shall mean the cessation of employment of Employee by ADLT or any of its affiliates.

      (b)   For purposes hereof, the term "cause" shall mean:

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            (i)   Employee's committing an act constituting a misdemeanor
                  involving fraud, dishonesty, or theft or a felony;

            (ii) Employee's engaging in habitual or repeated alcohol or drug abuse;

            (iii) Employee's disregarding the instructions of the Board of
                  Directors of ADLT;

            (iv) Employee's neglecting duties (other than by reason of disability or death), with five (5) business days notice to cure;

            (v) Employee shall fail to devote his full business time to his employment and perform diligently such duties as are, or may be, required by the Board of Directors of ADLT or their designee consistent with Employee's duties and authority at the date of this Agreement or such other duties as may be mutually agreed, with five (5) business days notice to cure; provided such duties are within the bounds of reasonableness and acceptable business standards;

            (vi) Employee shall, without the prior written approval of the Board of Directors of ADLT, directly or indirectly, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise, other than in the performance of duties naturally inherent in the businesses of ADLT or any subsidiary or affiliate of ADLT, with five (5) business days notice to cure; provided, however, Employee may continue to render services to and participate in philanthropic and charitable causes, in each case, in a manner and to the extent consistent with his past practice;

            (vii) Employee shall fail to comply with all policies and procedures of ADLT, including but not limited to, all terms and conditions set forth in any employee handbook and any other memoranda pertaining to ADLT's policies, procedures, rules and regulations, with five (5) business days notice to cure; or

            (viii) Employee's willful misconduct or gross negligence.

      (c) For purposes hereof, the term "good reason" shall mean, without the express written consent of Employee, a material reduction of Employee's duties, authority, compensation, benefits or responsibilities.

      (d) In the event of Employee's death or permanent disability (as defined herein below), Employee's service shall be deemed terminated for cause and Employee or his estate, as the case may be, shall be entitled to no further salary or other compensation provided for herein except as to that portion of any unpaid salary accrued or earned by Employee up to and including the date of death or permanent disability, and any benefits under any insurance policies or other plans.

      (e) "Permanent disability" means the inability of Employee to perform satisfactorily his usual or customary occupation for a period of 120 days in the aggregate out of 150 consecutive days as a result of a physical or mental illness or other disability which in the written opinion of a physician of recognized ability and reputation, is likely to continue for a significant period of time.

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4.    COVENANTS REGARDING NON-COMPETITION AND CONFIDENTIAL INFORMATION.

      (a)   Non-Competition.

            (i) Recognizing that Employee will have been involved as an executive officer of ADLT and that ADLT and its affiliates, are engaged in the supply of products and/or services in every state of the United States and internationally, therefore, upon Termination, whether such Termination is initiated by ADLT or Employee, for any reason, he agrees that he will not, for a period of ONE (1) YEAR immediately following such Termination, engage, in the United States or in any country where ADLT or any of its subsidiaries or affiliates conduct business, either directly or indirectly on behalf of himself or on behalf of an another, as an employee, consultant, director, partner or shareholder (other than with respect to holding up to one percent (1%) of a publicly traded corporation) of any corporation, limited liability company, partnership or other business entity, in any business of the type and character or in competition with the business carried on by ADLT or any of its subsidiaries or affiliates (as conducted on the date of such Termination).

            (ii) Employee will not, for a period of ONE (1) YEAR immediately following the Termination, whether such Termination is initiated by ADLT or Employee, either directly or indirectly or on behalf of another, as an employee, consultant, director, partner or shareholder (other than with respect to holding up to one percent (1%) of a publicly traded corporation) of any corporation, limited liability company, partnership or other business entity, recruit, hire or otherwise entice any employee(s) of ADLT or its subsidiaries or affiliates, to terminate his or her employment with ADLT or to accept employment with anyone or any entity other than ADLT.

            (iii) Employee will not, for a period of ONE (1) YEAR immediately following the Termination, whether such Termination is initiated by ADLT or Employee, either directly or indirectly or on behalf of another, as an employee, consultant, director, partner or shareholder (other than with respect to holding up to one percent (1%) of a publicly traded corporation) of any corporation, limited liability company, partnership or other business entity, solicit, do business with or employ any current or former employee of ADLT, or any of its subsidiaries or affiliates, or any customer or client of ADLT in connection with any business of the type and character or in competition with the business carried on by ADLT or any of its subsidiaries or affiliates (as conducted on the date of the Termination).

            (iv) Employee will not, directly or indirectly, disclose, divulge, discuss or copy to or for any person or entity, or otherwise use or suffer to be used in any manner or for any purpose, except for the benefit of ADLT or any of its subsidiaries or affiliates, any ideas, methods, customer lists or other customer

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                  information, business plans, product research or engineering data or other trade secrets, intellectual property, or any other confidential or proprietary information of ADLT or any of its subsidiaries or affiliates, it being acknowledged by Employee that all such information regarding the business of ADLT or its subsidiaries or affiliates conceived, suggested, developed, compiled or obtained by or furnished to Employee while Employee shall have been employed by or associated with ADLT or its subsidiaries or affiliates is confidential information and ADLT's or its subsidiaries' or affiliates' exclusive property. Employee's obligations under this Section 4(a)(iv) will not apply to any information which (A) is known to the public other than as a result of Employee's acts or omissions, (B) is approved for release, in writing, by ADLT,
                  (C) was available, or becomes available, to Employee on a non-confidential basis independent of its disclosure to Employee by ADLT, but only if the source of such information is not bound by the provisions of this Agreement or otherwise prohibited by a contractual, legal or fiduciary obligation from disclosing Confidential Information to Employee or Employee's Representatives or (D) Employee is required, in the opinion of legal counsel, to disclose by law, regulation, or governmental or court order, provided that ADLT is given, to the extent that it is practicable, reasonable advance notice of any court proceeding and an opportunity to contest disclosure or obtain an appropriate protective order, at no cost to Employee but with Employee's reasonable cooperation. The Employee shall have the burden of proof as to whether any of the foregoing exceptions apply to any disclosure or proposed disclosure of Confidential Information.

      (b) Employee expressly agrees and understands that the remedy at law for any breach by him of this Section 4 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of Employee's violation of any legally enforceable provision of this Section 4, ADLT shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this
            Section 4 shall be deemed to limit ADLT's remedies at law or in equity for any breach by Employee of any of the provisions of this
            Section 4 which may be pursued or availed of by ADLT or any of its affiliates including but not limited to ADLT. Employee and ADLT have carefully read and considered the provisions of this Section 7 and, having done so, agree that the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of ADLT. In the event that any provision of this Section 4 shall be held to be unenforceable because of the duration of such provision or area covered thereby, Employee and ADLT expressly agree that any court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

      (b) In the event Employee shall violate any legally enforceable provision of this Section 4 as to which there is a specific time period during which he is prohibited from taking

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            certain actions or from engaging in certain activities as set forth in such provision then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.

5.    SEVERABLE PROVISIONS.

      The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction shall, nevertheless, be binding and enforceable.

6.    ARBITRATION.

      Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration by a single arbitrator in the City of Solon, State of Ohio, in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. The Arbitrator shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 6 shall be construed so as to deny ADLT the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach of Employee of any of his covenants contained in Section 4 hereof.

7.    WAIVER.

      The failure of either party to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

8.    MISCELLANEOUS.

      This Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same it is sought to be enforced,.

9.    GOVERNING LAW.

      This Agreement shall be governed by and construed according to the laws of the State of Ohio.

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      IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above.

WITNESS:                                        ADVANCED LIGHTING
                                                TECHNOLOGIES, INC.

By: _________________________________           By: /s/ Sabu Krishnan
                                                    ----------------------------
Name: _______________________________           Name: Sabu Krishnan
                                                Its: Chief Operating Officer

By: _________________________________           /s/ Wayne J. Vespoli
                                                --------------------------------
Name: _______________________________           WAYNE J. VESPOLI

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